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                                                                    EXHIBIT 3.22

              OPERATING AGREEMENT FOR DOMINO'S PIZZA CALIFORNIA LLC

         This operating agreement is made on __________________ among the DOMINO'S PIZZA CALIFORNIA LLC, a California Limited Liability Company (the "Company"); the entities executing this Operating Agreement as members of the Company; and all of those who shall later be admitted as members (individually, a "Member," and collectively, the "Members") who agree as follows:

                                    ARTICLE I
                                  ORGANIZATION

         1.1 Formation. The Company has been organized as a California Limited Liability Company under the Beverly Killea Limited Liability Act, California Corporations Code ss.17050, et seq., as amended (the "Act"), by the filing of Articles of Organization ("Articles") with the Secretary of State of California as required by the Act.
         1.2 Name. The name of the Company is the DOMINO'S PIZZA CALIFORNIA LLC. The Company may also conduct its business under one or more assumed names.
         1.3 Purposes. The purpose of the Company is to engage in any activity for which limited liability companies may be formed under the Act, including the operation of pizza stores, food commissary facilities, the ownership and improvement of real property related thereto and all other lawful businesses solely within the state of California. The Company shall have all the powers necessary or convenient to effect any purpose for which it is formed, including all powers granted by the Act.
         1.4 Duration. The Company shall be perpetual unless otherwise stated in the Articles or until the Company dissolves and its affairs are wound up in accordance with the Act or this Operating Agreement.
         1.5 Agent for Service of Process. The Agent of the Company for service of process shall be as designated in the initial or amended Articles. The Agent may be changed from time to time. Any such change shall be made in accordance with the Act. If the Agent resigns, the Company shall promptly appoint a successor.
         1.6 Intention for Company. The Members have formed the Company as a limited liability company under the Act. The Members specifically intend and agree that the Company not be a partnership (including a limited partnership) or any other venture, but a limited liability company under and pursuant to the Act. No Member or Manager shall be construed to be a partner in the Company or a partner of any other Member, Manager, or person, and the Articles, this Operating Agreement, and the relationships created by and arising from them shall not be construed to suggest otherwise.



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                                   ARTICLE II
                         BOOKS, RECORDS, AND ACCOUNTING

         2.1 Books and Records. The Company shall maintain complete and accurate books and records of the Company's business and affairs as required by the Act and such records shall be kept at the locations determined by the Company.
         2.2 Fiscal Year; Accounting. The Company's fiscal year and the particular accounting methods and principles to be followed by the Company shall be selected by the Members from time to time.
         2.3 Member's Accounts. The Company shall maintain separate Capital Accounts for each Member. Each Member's Capital Account shall reflect the Member's capital contributions and increases for the Member's share of any net income or gain of the Company. Each Member's Capital Account shall also reflect decreases for distributions made to the Member and the Member's share of any of the Company's losses and deductions.

                                   ARTICLE III
                               MEETINGS OF MEMBERS

         3.1 Voting. All Members shall be entitled to vote on any matter submitted to a vote of the Members. The Members shall have the right to vote on all of the following: (a) the dissolution of the Company pursuant to this Operating Agreement; (b) the merger of the Company; (c) an amendment to the Articles; (d) a transaction with the Company or a transaction connected with the conduct or winding up of the Company; (e) the sale, exchange, lease, or other transfer of all or substantially all of the Company's assets other than in the ordinary course of business, (f) such other matters as may come before the Members.
         3.2 Required Vote. Unless a greater vote is required by the Act or the Articles, the affirmative vote of a majority of the Sharing Ratios of all the Members entitled to vote on such matter is required.
         3.3 Meetings. An annual meeting of Members for the transaction of such business as may properly come before the meeting shall be held at the time, date, and place that the Members shall determine.
         3.4 Consent. Any action required or permitted to be taken at an annual or special meeting of the Members may be taken by consent or approval without a meeting or prior notice. The consent or approval must be in writing, set forth the action to be taken, and be signed by the Members having at least the minimum number of votes necessary to authorize or take such an action at a meeting at which all membership interests entitled to vote on the action are present and voting. Every written consent or approval shall also bear the date of when each Member signed the consent. Prompt notice of the taking of action without a meeting by less than unanimous written consent of the members entitled to vote shall be given to all Members who did not consent to or approve the action.



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                                   ARTICLE IV
                                   MANAGEMENT

         4.1 Management of Business. The Company shall be managed by the Members. The Members may appoint day to day management if they so determine but this appointment shall not be construed to limit the rights of the Members to manage the Company.
         4.2 General Powers of Members. Each Member has the power, on behalf of the Company, to do all things necessary or convenient to carry out the Company's business and affairs, including the power to (a) purchase, lease, or otherwise acquire any real or personal property; (b) sell, convey, mortgage, grant a security interest in, pledge, lease, exchange, or otherwise dispose of or encumber any real or personal property; (c) open one or more depository accounts and make deposits into, write checks against, and make withdrawals against such accounts; (d) borrow money and incur liabilities and other obligations; (e) enter into any and all agreements and execute any and all contracts, documents, and instruments; (f) engage employees and agents and define their respective duties and compensation; (g) establish pension plans, trusts, profit-sharing plans, and other benefit and incentive plans for Members, employees, and agents of the Company; (h) obtain insurance covering the business and affairs of the Company and its property, and on the lives and well-being of its Members, employees, and agents; (i) begin, prosecute, or defend any proceeding in the Company's name; and (j) participate with others in partnerships, joint ventures, and other associations and strategic alliances.

                                    ARTICLE V
                           DISSOLUTION AND WINDING UP

         5.1 Continuity of Life -- Continuation of Company after Disassociation. Notwithstanding the withdrawal, expulsion, bankruptcy, or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member in the Company, the Company's business and affairs shall continue and shall not be dissolved or terminated, pursuant to and in accordance with the Act. On a Member's withdrawal, expulsion, bankruptcy, or dissolution, the Company shall purchase, and the holder shall sell, the disassociating Member's Membership Interest in the Company at its book value, determined in accordance with generally accepted accounting principles consistently applied. The sale and purchase shall be completed within ninety (90) days of any such event.
         5.2 Dissolution. The Company shall dissolve and its affairs shall be wound up on the first to occur of the following events only: (a) at any time specified in the Articles; (b) on the occurrence of any event specified in the Articles; or (c) on the unanimous consent of all the Members.
         5.3 Winding Up. On dissolution, the Company shall cease carrying on its business and affairs and shall begin to wind them up. The Company shall complete the winding up as soon as practicable. On the winding up of the Company, its assets shall be distributed first to creditors, to the extent permitted by law, in satisfaction of Company debts, liabilities, and obligations, and then




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to Members and former Members. Distributions to Members and former Members shall be made first to satisfy liabilities for distributions and then in accordance with the Members' Sharing Ratios. The proceeds shall be paid to the Members within ninety (90) days after the date of the winding up.

                                   ARTICLE VI
                            MISCELLANEOUS PROVISIONS

         6.1 Terms. Nouns and pronouns will be deemed to refer singular, and plural, as the identity of the firm, or corporation may in the context require.
         6.2 Article Headings. The article headings contained in this Operating Agreement have been inserted only as a matter of convenience and for reference and in no way shall be construed to define, limit, or describe the scope or intent of any provision of this Operating Agreement.
         6.3 Counterparts. This Operating Agreement may be executed in several counterparts, each of which will be deemed an original, but all of which will constitute one and the same.
         6.4 Severability. The invalidity or unenforceability of any particular provision of this Operating Agreement shall not affect the other provisions, and this Operating Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.
         6.5 Amendment. This Operating Agreement may be amended or revoked at any time by a written agreement executed by all of the parties to this Operating Agreement. No change or modification to this Operating Agreement shall be valid unless made in writing and signed by all the parties to this Operating Agreement.
         The parties have executed this Operating Agreement on the dates set below their names, to be effective on the date listed on the first page of this Operating Agreement.

                                      DOMINO'S PIZZA CALIFORNIA LLC

                                      By: DP CA CORP, INC.
                                      Its: Member

                                      By:
                                          ------------------------------
                                               Harry Silverman

                                      Dated:
                                            ----------------------------

                                      DP CA CORP INC.

                                      By:
                                          ------------------------------
                                               HARRY SILVERMAN

                                      Dated:
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                                      DP CA COMM INC.

                                      By:
                                          ------------------------------
                                               HARRY SILVERMAN

                                      Dated:
                                            ----------------------------